Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

July 6, 2007

Constellation Energy Partners LLC

111 Market Place

Baltimore, Maryland 21202

Gentlemen:

We have acted as special counsel to Constellation Energy Partners LLC, a Delaware limited liability company (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 2,298,060 common units representing Class B limited liability company interests in the Company (the “Units”) by the selling unitholders (the “Selling Unitholders”) named in the registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission by the Company on July 6, 2007.

As the basis for the opinion hereinafter expressed, we have examined such statutes, including the Delaware Limited Liability Company Act (the “Delaware LLC Act”), regulations, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Units, when delivered on behalf of the Selling Unitholders against payment thereof as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the reference to us under the heading “Validity of the Units” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder. This opinion speaks as of its date, and we undertake no, and hereby disclaim any, duty to advise as to changes of fact or law coming to our attention after the delivery hereof on such date.

Constellation Energy Partners LLC

July 6, 2007

We express no opinion other than as to the federal laws of the United States of America and the Delaware LLC Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

Very truly yours,

/s/ Andrews Kurth LLP